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EXHIBIT 10.02

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

Ceridian Corporation (A Delaware Corporation)
8100 34TH Avenue South
Minneapolis, Minnesota 55425-1640

and

Ronald L. Turner
("Executive")

Date: May 31, 2000

RECITALS

A.
Ceridian and Executive are parties to an Executive Employment Agreement dated October 1, 1999 (the "Agreement").

B.
Ceridian and Executive desire to amend the Agreement in the manner described in this First Amendment to Executive Employment Agreement (the "Amendment") for the purpose of providing for a supplemental retirement benefit.

C.
Except as expressly amended by this Amendment, the parties intend that the Agreement remain in effect.

    NOW, THEREFORE, in consideration of Executive's continued employment for the term of the Agreement and the parties' intent to be bound by the terms contained in the Agreement as amended by this Amendment, the parties agree to amend the Agreement in the manner described below, effective as of the date of this Amendment.

1.
A new Section 3.04 is added to the Agreement which reads as follows:

    3.04  Supplemental Retirement Benefit.

    (a)  Entitlement.

      (1)  Termination of Employment.  Subject to Sections 3.04(a)(2), 3.04(a)(3) and 3.04(a)(4), Executive shall be entitled to a supplemental retirement benefit pursuant to this Section 3.04 following his termination of employment with Ceridian at any time for any reason.

      (2)  Forfeiture.  Executive or his surviving spouse, as the case may be, shall not be entitled to receive or retain a supplemental retirement benefit pursuant to this Section 3.04 if (A) Executive's employment with Ceridian terminates or is terminated for any reason prior to his attainment of age 62 and (B) Executive breached or breaches any of his obligations arising under Article VI of this Agreement. If, after Executive or his surviving spouse, as the case may be, has received a benefit pursuant to this Section 3.04, Ceridian determines that Executive is not entitled to the benefit, Executive or his surviving spouse, as the case may be, shall promptly repay to Ceridian the benefit payment previously received pursuant to this Section 3.04 together with interest on such payment for the period beginning on the date on which it was paid to Executive or his surviving spouse, as the case may be, and ending on the date on which it is repaid to Ceridian at the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York, or its successor in interest, as in effect from time to time during the period in question.

      (3)  Death.  Except as provided in Section 3.04(d), no benefit shall be paid pursuant to this Section 3.04 to Executive or any other person if Executive's employment with Ceridian terminates because of Executive's death or if Executive dies after his termination of employment with Ceridian but before his supplemental retirement benefit pursuant to this Section 3.04 is paid to Executive.

      (4)  Other Conditions.  As a condition to receiving any benefit pursuant to this Section 3.04, Executive or his surviving spouse, as the case may be, agrees to provide to Ceridian on a timely basis any such information as Ceridian may reasonably request to determine the entitlement of Executive or his surviving spouse, as the case may be, to a benefit pursuant to this Section 3.04 or the amount or timing of the benefit payment or to resolve any other issue or assist Ceridian in making any determination regarding the benefit.

    (b)  Commencement and Form.  The benefit pursuant to this Section 3.04 shall be paid on or as soon as administratively practicable after the Determination Date in the form of a lump sum cash payment.

    (c)  Amount.

      (1)  Determination Date on or After Age 60.  If the Determination Date is on or after the date on which Executive attains age 60, the amount of Executive's benefit pursuant to this Section 3.04 shall be a lump sum amount that is actuarially equivalent to a monthly benefit, paid in the Normal Form and commencing as of the Determination Date, equal to one-twelfth of the excess of:

      (A)
      the sum of

      (i)
      the product of Executive's Final Average Pay multiplied by his Years of Service through the calendar year during which he attains age 62 (or, if earlier, through the date on which he terminates employment) multiplied by .025 plus

      (ii)
      the product of Executive's Final Average Pay multiplied by his Years of Service, if any, following the calendar year during which he attains age 62 multiplied by .0167;

        over

      (B)
      the Offset Amount.

      (2)  Determination Date Before Age 60.  If the Determination Date is before the date on which Executive attains age 60, the amount of Executive's benefit pursuant to this Section 3.04 shall be a lump sum amount that is actuarially equivalent to a monthly benefit, paid in the Normal Form and commencing as of the Determination Date, equal to one-twelfth of the excess of:

      (A)
      the product of Executive's Final Average Pay multiplied by his Years of Service multiplied by .025, reduced by one-fourth of one percent for each month by which the Determination Date precedes the first day of the month coinciding with or next following the date on which Executive attains age 60;

        over

      (B)
      the Offset Amount.

      (3)  Actuarial Equivalence.  For the purpose of this Section 3.04(c), actuarial equivalence for a given Determination Date shall be based on the annual interest rate on 30-year Treasury securities for the month of November of the calendar year immediately preceding the calendar year that includes the Determination Date, as determined in accordance with published guidance from the Internal Revenue Service pursuant to Section 417(e)(3) of the Code (as defined in Section 7.1(e)) and mortality rates per the "applicable mortality table" published in Revenue Ruling 95-6 or other applicable guidance from the Internal Revenue Service pursuant to Section 417(e)(3) of the Code in effect as of the Determination Date.

    (d)  Death Benefits.

      (1)  Death Before Determination Date.  If Executive dies before the Determination Date, his surviving spouse, if any, shall, subject to Sections 3.04(a)(2) and 3.04(a)(4), be entitled to a surviving spouse benefit. The benefit shall be paid to Executive's surviving spouse on or as soon as administratively practicable after the Determination Date in the form of a lump sum cash payment. The amount of the surviving spouse benefit pursuant to this Section 3.04(d)(1) shall be equal to fifty percent (50%) of the amount of the supplemental retirement benefit that would have been paid to Executive pursuant to this Section 3.04 had he terminated employment on the date of his death (or, if earlier, on the actual date on which he terminated employment) and lived until he received his supplemental retirement benefit. If Executive's surviving spouse dies after becoming entitled to a surviving spouse benefit pursuant to this Section 3.04(d)(1) but before the benefit is paid to the surviving spouse, the benefit shall be paid to the surviving spouse's estate at the same time the benefit would have been paid to the surviving spouse had she lived.

      (2)  Death on or After Determination Date.  If Executive dies on or after the Determination Date but before payment of his supplemental retirement benefit pursuant to this Section 3.04, the benefit that would have been paid to Executive had he lived shall, subject to Sections 3.04(a)(2) and 3.04(a)(4), be paid to Executive's estate at the same time the benefit would have been paid to Executive had he lived.

    (e)  Nonassignability.  The benefit pursuant to this Section 3.04 and the right to receive a future benefit pursuant to this Section 3.04 may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

    (f)  Rabbi Trust.  Ceridian may, but is not required to, provide for payment of the benefit pursuant to this Section 3.04 through a trust. The trust must (1) be a grantor trust with respect to which Ceridian is treated as the grantor, (2) not cause benefits under this Section 3.04 to be funded for federal income tax purposes or for purposes of the Employee Retirement Income Security Act of 1974, as amended, and (3) provide that trust assets will, upon Ceridian's insolvency, be used to satisfy the claims of Ceridian's general creditors. If Ceridian elects to provide benefits through such a trust, neither Executive nor his surviving spouse shall have any interest in the assets of the trust.

    (g)  Nature of Interest.  Nothing contained in this Section 3.04 is to be construed as providing for assets to be held for the benefit of Executive or his surviving spouse. If Executive or his surviving spouse acquires a right to receive benefit payments pursuant to this Section 3.04, that right is no greater than the right of any unsecured general creditor of Ceridian.

    (h)  Determinations.  Ceridian shall make all determinations as to entitlement, amount and timing of any benefit payment pursuant to this Section 3.04. Ceridian shall have discretionary power and authority to interpret, construe, apply, enforce and otherwise administer the terms of this Section 3.04 and any reasonable determination made by Ceridian in good faith shall be binding and conclusive on Executive and his surviving spouse. Any determination by Ceridian denying a claim by Executive or his surviving spouse shall be stated in writing and shall set forth the specific reason for the denial. Ceridian shall afford a reasonable opportunity to the claimant for a full and fair review of the determination denying the claim. A claimant must exhaust the procedure described in this Section 3.04(h) before pursuing the claim in any other proceeding.

    (i)  Special Definitions.  The definitions set forth in this Section 3.04(i) apply in construing this Section 3.04 unless the context otherwise indicates. Other terms used in this Section 3.04 have the meanings ascribed to them in Article I of this Agreement. In addition, the general provisions of Article IX of this Agreement apply to this Section 3.04 unless the context otherwise indicates.

    (1)
    "Ceridian" means, for purposes of Sections 3.04(a)(4), 3.04(f), 3.04(g) and 3.04(h), Ceridian Corporation and any successor in interest by way of consolidation, operation of law, merger or otherwise, but not any Subsidiary.

    (2)
    "Determination Date" means the first day of the fourth calendar month following Executive's termination of employment with Ceridian.

    (3)
    "Final Average Pay" means Executive's "final average pay" as defined in the Retirement Plan but determined by disregarding any part of the definition of final average pay in the Retirement Plan that is included for the purpose of complying with Section 401(a)(17) of the Code (within the meaning of Section 7.01(e)). If the Retirement Plan is terminated effective as of a date that is before the date on which Executive terminates employment with Ceridian, the previous sentence shall be applied after the effective date of the termination of the Retirement Plan based on the definition of final average pay in effect under the Retirement Plan on the effective date of the termination of the Retirement Plan as if the Retirement Plan had continued in effect.

    (4)
    "Normal Form" means monthly payments to Executive for his life with the last payment made for the month during which Executive dies and with no death benefits payable to any person.

    (5)
    "Offset Amount" means the annual benefit to which Executive would be entitled under the "offset plans" if his benefit under the offset plans commenced as of the Determination Date and was paid in the Normal Form, based on the terms of the offset plans in effect and applicable to Executive on the Determination Date or, if earlier, as of the effective date of the termination of an offset plan. If the Determination Date is before the earliest date on which Executive's benefit could commence under an offset plan, the Offset Amount with respect to that offset plan shall be determined by calculating the Offset Amount as of the earliest date on which Executive's benefit could commence under the offset plan and then reducing that benefit by one fourth of one percent for each month by which the offset date precedes the earliest date on which Executive's benefit could commence under the offset plan. The Offset Amount shall be determined without regard to the actual timing of commencement and form of Executive's benefit pursuant to the offset plans. For the purpose of this Section 3.04(i)(5), the offset plans are the Retirement Plan, the Ceridian Corporation Benefit Equalization Plan and any defined benefit pension plan maintained by any previous employer of Executive which was or is operated by such previous employer as a qualified plan pursuant to Section 401(a) of the Code (within the meaning of Section 7.01(e)), or any successor to any such plans.

    (6)
    "Retirement Plan" means the Ceridian Corporation Retirement Plan as from time to time amended.

    (7)
    "Years of Service" means (A) each calendar year from and including 1993 through and including 2000 and (B) each calendar year after 2000 and before 2012 during any part of which Executive is an employee of Ceridian (as classified by Ceridian at the time without regard to any subsequent retroactive reclassification). Executive shall not be credited with any Years of Service for any period of employment with Ceridian after 2011.

2.
Section 7.03(b) of the Agreement is amended to read as follows:

(b)
In addition to the payments pursuant to Section 7.03(a) hereof, in the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise, Ceridian shall provide to Executive a pension supplement equivalent to the difference, if any, between: (i) the monthly benefits to which Executive would have been entitled under the defined benefit pension plan or plans in which Executive participates immediately prior to the Change of Control Termination which includes an additional three years of age and service; and (ii) the amount to which Executive is, in fact, entitled under such defined benefit pension plan or plans. Executive's supplemental retirement benefit pursuant to Section 3.04 shall not be considered a defined benefit pension plan in which Executive participates immediately prior to the Change of Control Termination for the purpose of this Section 7.03(b).

3.
Section 7.03(c) of the Agreement is redesignated as Section 7.03(d) and a new Section 7.03(c) is added to the Agreement which reads as follows:

(c)
In addition to the payments pursuant to Section 7.03(a) and Section 7.03(b), in the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise, in determining Executive's supplemental retirement benefit pursuant to Section 3.04:

(1)
An additional three years of age and an additional three Years of Service shall be added to Executive's actual age and Years of Service (the additional Years of Service shall not be limited by the final sentence of Section 3.04 (i)(9)); and

(2)
the benefit shall not be reduced for commencement before age 60 pursuant to Section 3.04(c)(2), if applicable.

4.
Section 7.03(d) of the Agreement, as redesignated pursuant to item 3 of this Amendment, is amended to read as follows:

(c)
Neither the payments made pursuant to Section 7.03(a), the pension supplement provided pursuant to Section 7.03(b) or the additional supplemental retirement benefits provided pursuant to Section 3.04 due to the adjustments pursuant to Section 7.03(c) nor any other compensation to be provided to Executive by Ceridian pursuant to this Agreement or any other agreement or Benefit Plan which may be considered Change of Control Compensation shall be subject to any limitation on Change of Control Compensation which may otherwise be expressed in any such agreement or Benefit Plan.

    IN WITNESS WHEREOF, The parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	CERIDIAN CORPORATION
/s/ Ronald L. Turner	By:	/s/ Shirley J. Hughes

Ronald L. Turner	Title:	Sr. Vice President, Human Resources
Address:

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FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT